Exhibit (d)(3)

URGENTL.Y INC.

December 30, 2025

Agero, Inc.

400 Rivers Edge Dr.

Medford, MA 02155

Non-Disclosure Agreement

Ladies and Gentlemen:

In connection with a potential strategic transaction between Urgent.ly Inc. (“Company”) and Agero, Inc. (“you” or “Bidder”) (any such transaction being referred to herein as a “Transaction”), it is expected that each of the parties hereto will convey, furnish or otherwise make available to the other party and its Representatives (as defined below), Confidential Information (as defined below) for purposes of evaluating, negotiating, consummating, or otherwise in connection with a Transaction (the “Purpose”). Each of the parties hereto hereby agrees to treat all Confidential Information of the other party hereto, all Evaluation Material (as defined below), and all Transaction Information (as defined below) in accordance with the provisions of this letter agreement, and to take or abstain from taking certain other actions set forth herein. The party hereto conveying, furnishing or otherwise making available Confidential Information hereunder is sometimes referred to herein, in such capacity, as the “Disclosing Party” and the party hereto receiving any such Confidential Information is sometimes referred to herein, in such capacity, as the “Receiving Party.”

For purposes of this letter agreement, the following terms have the following respective meanings:

The capitalized term “Confidential Information” means all information, data, documents or materials concerning the Disclosing Party or any of its subsidiaries (including, without limitation, all information and other data about the Disclosing Party or any of its subsidiaries’ business, capital structure, business plans, market positioning, operations, financial condition, results of operations, strategies, projections, forecasts, budgets, prospects, customers, competitors, technology, products, product roadmaps, intellectual property, trade secrets and know how, personnel, assets, properties and liabilities) conveyed, furnished or otherwise made available by the Disclosing Party or any of its Representatives to the Receiving Party or any of its Representatives on or following the date hereof in connection with a Transaction, whether in written, electronic or other form or medium or conveyed verbally.

The capitalized term “Evaluation Material” means all reports, studies, analyses, interpretations, compilations, memoranda, notes and any other written or electronic materials prepared by the Receiving Party or any of its Representatives to the extent such materials contain, reflect or are derived or based, in whole or in part, upon any Confidential Information of the Disclosing Party.

Notwithstanding the foregoing or anything to the contrary set forth herein, for purposes of this letter agreement, the capitalized terms “Confidential Information” and “Evaluation Material” do not mean or include information which (a) is already or becomes available or known to the Receiving Party or any of its Representatives on a non-confidential basis from a source other than the Disclosing Party or its Representatives, provided that such source is not known by the Receiving Party or any of its Representatives to be bound by a confidentiality agreement with, or other direct or indirect obligation of confidentiality to, the Disclosing Party or any of its Representatives with respect to such information, (b) is or becomes generally known to the public other than as a result of a disclosure by the Receiving Party or any of its Representatives in breach of this letter agreement or any other obligation of confidentiality with respect to such information, or as a result of a disclosure by the Receiving Party or any of its Representatives pursuant to Section 3 hereof, or (c) is or was independently developed by the Receiving Party or any of its Representatives without any reference to or use of any Confidential Information or Evaluation Material and without violation of any provision of this letter agreement.

All references herein to a party’s “Representatives” means and includes such party’s affiliates and its and their respective members, partners, directors, officers, employees, financing sources, insurers, consultants, investment bankers, legal counsel, accountants, financial advisors, accountants, and other similar professional advisors, but only to the extent any such parties actually receive any Confidential Information, Evaluation Material and/or Transaction Information, as applicable; provided, however, that, in the case of Bidder, “Representatives” expressly excludes (a) any portfolio company of Bidder, including any portfolio company of any affiliate or affiliated fund of Bidder, (b) any limited partner and other third party investor of Bidder or any affiliate or affiliated fund of Bidder, and (c) any potential co-bidder with you for the Transaction or potential source of equity or debt capital or equity or debt financing in connection with a Transaction (any such potential co-bidder or source of capital or financing, a “Financing Source”) unless, in each case of clause (a), (b) and (c), the Company consents in writing to make such Person a “Representative” of Bidder under this letter agreement and such Person has a duty or contractual obligation to keep information confidential on terms consistent with this letter agreement, in which event such Person shall become Bidder’s “Representative” for all purposes of and under this letter agreement. A Financing Source which has received such approval to be a Representative is herein referred to as an “Approved Financing Source”. For the avoidance of doubt, none of such persons shall be deemed a “Representative” hereunder, nor shall a party have any liability for such person hereunder, unless such person has actually received Confidential Information, Evaluation Material and/or Transaction Information.

All references herein to a “person” will be broadly interpreted to include, without limitation, the media and any corporation, company, partnership, limited liability company, trust, association, joint venture, governmental or regulatory body or agency or other entity or individual, and the term “affiliate” will have the meaning ascribed to such term in Rule 12b-2 of the General Rules and Regulations under the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

All references herein to a “group” shall have the meaning given to that term (or as that term is used) in Section 13(d)(3) of the Exchange Act.

1.   Each Receiving Party hereby agrees that it will, and will direct its Representatives to: (a) use Confidential Information of the Disclosing Party and all Evaluation Material derived therefrom solely for the Purpose and will not use any such Confidential Information or Evaluation Material for any other purpose, and (b) except as otherwise provided by Section 3 of this letter agreement, keep all Confidential Information of the Disclosing Party and all Evaluation Material derived therefrom strictly confidential and not disclose any Confidential Information of the Disclosing Party or any Evaluation Material derived therefrom to any person other than its Representatives who reasonably need to know such information solely for the Purpose (it being understood that such Representatives will be informed by the Receiving Party of the confidential nature of such information). Each Receiving Party further agrees that it will, and will direct its Representatives to, undertake commercially reasonable precautions to safeguard and protect the confidentiality of the Confidential Information of the Disclosing Party and the Evaluation Material derived therefrom and to prevent its and its Representatives from prohibited or unauthorized disclosure or uses of the Confidential Information of the Disclosing Party and the Evaluation Material derived therefrom.

2.   Except as otherwise provided by Section 3 hereof, each party hereto hereby agrees that neither it nor any of its Representatives will, directly or indirectly, discuss with or disclose to any person, other than its Representatives who reasonably need to know such information solely for the Purpose, the fact that (a) the parties have entered into this letter agreement or the terms and conditions hereof, (b) Confidential Information has been made available to the Receiving Party or any of its Representatives, (c) either of the parties may be considering a Transaction and any potential terms, conditions or facts with respect to a Transaction, the status thereof or any investment arrangements designed to effect or facilitate a Transaction, (d) the parties or their Representatives have had, are having, or propose to have any discussions or negotiations with respect to a Transaction or that such party or its Representatives have conducted due diligence or attended management meetings with the other party or its Representatives, or (e) if applicable, that the parties have ceased, terminated or are otherwise no longer holding discussions or negotiations with respect to a Transaction (the matters referenced in the preceding clauses (a)-(e), inclusive, being referred to herein as “Transaction Information”). Notwithstanding anything herein to the contrary, nothing herein shall prohibit the Company from making any disclosures or announcements regarding the solicitation or negotiation of a Transaction or other Transaction Information so long as the Company does not disclose the identity of Bidder or the identity of any of Bidder’s Representatives in any such disclosure or announcement. Each party hereby further agrees that it will, and it will direct its Representatives to, use the Transaction Information solely for the Purpose, and will not use any such Transaction Information for any other purpose.

3.   In the event that the Receiving Party or any of its Representatives is requested or required by law, order, or regulation (including the rules and regulation of self-regulatory organizations), listing standard, or by any judicial, governmental, administrative, arbitral, or other similar proceeding or legal process (including pursuant to any deposition, interrogatory, request for documents, subpoena, civil investigative demand or similar process) (“Law”) to disclose any Confidential Information of the Disclosing Party, the Evaluation Material derived therefrom, or Transaction Information or to make any other disclosure prohibited by this letter agreement in connection with any judicial, administrative, arbitral, or similar proceedings, in advance of such disclosure the Receiving Party will, unless and solely to the extent expressly prohibited by applicable Law, (a) as promptly as practicable, notify the Disclosing Party of such requirement, along with, to the extent applicable, a copy of any applicable notices describing such requirement, the circumstances surrounding such requirements, the reason that such disclosure is required and the time and place such disclosure is expected to be made, (b) provide the Disclosing Party with a copy, description and/or list (as applicable) of any such Confidential Information, Evaluation Material or Transaction Information the Receiving Party or any of its Representatives (as the case may be) intends or proposes to disclose in response to such requirement, and (c) reasonably cooperate with the Disclosing Party if and to the extent the Disclosing Party may seek to prevent or limit such disclosure, including, if requested by the Disclosing Party, taking all reasonable steps and cooperating with the Disclosing Party (at the Disclosing Party’s sole expense) to resist or avoid any such disclosure. If the Receiving Party or any of its Representatives (as the case may be) and the Disclosing Party are unable to obtain a protective order preventing the required disclosure of such Confidential Information, Evaluation Material or Transaction Information, and the Disclosing Party refuses or fails to grant a waiver of the confidentiality restrictions set forth in this letter agreement after a request therefor is made by the Receiving Party or its Representatives (as the case may be) in writing (email being sufficient, and such request to be made as soon as reasonably practicable to allow the Disclosing Party a reasonable amount of time to respond thereto), the Receiving Party or its Representatives (as the case may be) may, on advice of counsel, disclose such Confidential Information, Evaluation Material or Transaction Information without liability hereunder, provided that the Receiving Party or its Representatives (as the case may be) disclose only that portion of such Confidential Information, Evaluation Material or Transaction Information that the Receiving Party or any of its Representatives (as the case may be), on advice of counsel, is required by Law to disclose and the Receiving Party and its Representatives use their respective commercially reasonable efforts (at the Disclosing Party’s sole expense) to obtain assurances that confidential treatment will be accorded to such Confidential Information, Evaluation Material or Transaction Information, as applicable. Notwithstanding the foregoing, no such notice shall be required by the Receiving Party or any of its Representatives in connection with any routine audit or examination by a bank examiner or regulatory authority that does not specifically target the Disclosing Party, a Transaction, Confidential Information, Evaluation Material, or Transaction Information. Notwithstanding any disclosure of Confidential Information, Evaluation Material or Transaction Information pursuant to this Section 3, the Receiving Party and its Representatives will continue to otherwise comply with the obligations of confidentiality and other obligations hereunder with respect to such Confidential Information, Evaluation Material or Transaction Information.

4.   You hereby agree that, without the prior written consent of the Company (email being sufficient) neither you nor any of your Representatives (to the extent acting at the direction or on the behalf of you or any of your controlled affiliates) will have any discussions or other communications, or enter into any agreement, arrangement or understanding, whether formal or informal and whether or not binding, with any other prospective bidder for the Company with respect to (i) whether or not you or such other prospective bidder will make a bid or offer in connection with a Transaction or any other transaction involving the Company or any of its subsidiaries, or (ii) the price that you or such other bidder may bid or offer in connection with a Transaction or any other transaction involving the Company or any of its subsidiaries.

5.   You hereby agree that neither you nor any of your Representatives (to the extent acting at the direction or on the behalf of you or any of your controlled affiliates) will, directly or indirectly, without the prior written consent of the Company, (a) contact any third party (other than an Approved Financing Source) who may participate with you in a Transaction, whether as a co-investor, strategic partner or otherwise, or who may provide debt or equity financing or other potential sources of capital in connection with a Transaction, in any manner whatsoever (including, without limitation, on a confidential or “no names” basis) or disclose any Confidential Information of the Company, any Evaluation Material derived therefrom, or any Transaction Information to any such third party, or (b) enter into any agreement, arrangement or understanding with any other person that would require such person to provide you or any of your affiliates with equity or debt financing or other potential sources of capital on an exclusive basis in connection with a Transaction, or that would prevent, impair or otherwise limit the ability of any person to provide equity or debt financing or other potential sources of capital to any other person in connection with a Transaction, whether or not such person becomes an Approved Financing Source. In addition, you hereby agree that you and your Representatives will not, directly or indirectly, discourage any financial institution or financial advisor from being retained by other bidders or potential bidders as advisors in connection with a Transaction.

6.   You hereby agree that, without the prior written consent of the Company, all communications from you or your Representatives to the Company in connection with a Transaction, including requests for Confidential Information regarding the Company or any of its subsidiaries, will be submitted only to such person or persons as the Company may direct in writing and, unless expressly directed to the contrary by the Company, not to any other personnel of the Company or any of its Representatives. You agree that you will not, and you will direct your Representatives not to, engage in any discussions with the Company or any persons known to you to be employees, customers, suppliers, vendors, service providers, joint venture partners, consultants, lenders or other debtholders, stockholders, or other commercial or business counterparties in connection with a Transaction, or regarding any Transaction Information, Confidential Information or Evaluation Material without (a) the prior consent of the Company and (b) a Representative of the Company present for any such discussions.

7.   You hereby agree that, except to the extent expressly authorized by the Company in advance, you will not, and will direct your Representatives not to, directly or indirectly have any formal or informal discussions or other communications, or directly or indirectly enter into any agreement, arrangement or understanding, whether formal or informal and whether or not binding, with any director, officer or other employee of the Company or any of its subsidiaries relating to (a) any retention, severance or other compensation, incentives or benefits that may be or become payable to any directors, officers or employees of the Company or any of its subsidiaries in connection with a Transaction or following the consummation thereof, (b) any equity rollover or other similar transaction, or any equity or other investment in the Company or any parent company thereof, or any affiliate of the Company or any parent company thereof, following the consummation of a Transaction, or (c) any directorship, employment, consulting arrangement or other similar association or involvement of any directors, officers or other employees of the Company or any of its subsidiaries with the Company or any of its subsidiaries or any parent company thereof, or affiliate of the Company or any of its subsidiaries or any parent company thereof, following the consummation of a Transaction.

8.   The Disclosing Party may decide at any time to terminate further access by the Receiving Party to, and its review of, any Confidential Information of the Disclosing Party. Upon written request by the Disclosing Party, the Receiving Party will, and will direct its Representatives to, as promptly as practicable, (a) at the Receiving Party’s sole option, deliver to the Disclosing Party or destroy all Confidential Information of the Disclosing Party, and (b) destroy all Evaluation Material derived from the Confidential Information of the Disclosing Party, in each case to the extent in the possession or control of the Receiving Party or any of its Representatives, and will not retain any copies, extracts or other reproductions in whole or in part of such Confidential Information or Evaluation Material (including, to the extent practicable, expunging all such Confidential Information and Evaluation Material from any computer, word processor or other device containing such information), provided, however, that notwithstanding the foregoing, (i) the Receiving Party and its Representatives may retain copies of any Confidential Information and Evaluation Material if and to the extent required by applicable Law, provided that such Confidential Information and Evaluation Material is not used for any purpose other than compliance with such Law, (ii) neither the Receiving Party nor any of its Representatives will be required to destroy any electronic copy of any Confidential Information or Evaluation Material which is retained pursuant to such person’s bona fide document retention, electronic backup or archival procedures if (x) personnel whose functions are not primarily information technology in nature do not have access to such retained copies and (y) personnel whose functions are primarily information technology in nature have access to such copies only as reasonably necessary for the performance of their information technology duties (e.g., for purposes of system recovery), and (iii) if a legal proceeding has been instituted to seek disclosure of any Confidential Information or Evaluation Material, or that may otherwise implicate any such Confidential Information or Evaluation Material, such Confidential Information and Evaluation Material may be retained and need not be destroyed unless and until such legal proceeding is settled or a final judgment with respect thereto is rendered, provided that personnel whose functions are not primarily legal in nature or who otherwise are not directly involved in such legal proceeding do not have access to such retained copies. If requested by the Disclosing Party, an appropriate representative of the Receiving Party will confirm to the Disclosing Party in writing (email being sufficient) that all such material has been so delivered or destroyed in compliance herewith. Regardless of the delivery or destruction of any Confidential Information or Evaluation Material required by this Section 8, any and all duties and obligations existing under this letter agreement with respect thereto will remain in full force and effect until the earlier of (a) the date such materials are returned or destroyed, (b) the date such materials cease to constitute Confidential Information or Evaluation Material hereunder and (c) three (3) years from the date of this letter agreement.

9.   Each party hereto hereby acknowledges that it is aware, and that it will advise its Representatives who are informed as to the matters which are the subject of this letter agreement, that the United States securities laws prohibit any person who has received from an issuer material, non-public information concerning the matters which are the subject

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of this letter agreement from purchasing or selling securities of such issuer or from communicating such information to any other person under circumstances in which it is reasonably foreseeable that such person is likely to purchase or sell such securities.

10.  In consideration for being furnished with the Confidential Information relating to the Company and its subsidiaries, Bidder agrees that, during the Standstill Period (as defined below), none of Bidder, its affiliates, or (to the extent acting for your or your affiliates’ benefit, on your or your affiliates’ behalf, or at your or your affiliates’ direction) any of their respective Representatives will in any manner, directly or indirectly, acting alone or as part of a group:

(a)   acquire, agree to acquire, or publicly propose or offer to acquire, whether by means of a private or open market purchase, a block trade, a tender or exchange offer, a merger, consolidation or other form of business combination transaction or in any other manner, (i) beneficial ownership (as defined in Rule 13d-3 under the Exchange Act) of, any economic interest in, any right to direct the voting or disposition of, or any other right with respect to any securities of the Company, including through options, puts, calls, swaps or other derivative or convertible instruments, hedging contracts or any other form of transaction, agreement, arrangement or understanding (collectively, “Derivative Securities”), in each case, whether or not any of the foregoing may be acquired or obtained immediately or only after the passage of time or upon the satisfaction of one or more conditions (whether or not within the control of such party) and whether or not any of the foregoing would give rise to beneficial ownership (as defined under Rule 13d-3 under the Exchange Act), or (ii) ownership of any indebtedness, including any rights or options to acquire such ownership through derivative or any other form of transaction;

(b)   except with respect to a Transaction, seek or attempt to effect, or publicly propose or offer to effect, (i) any merger, consolidation or other form of business combination transaction in each case with respect to or in any way involving the Company or any of its subsidiaries, (ii) any acquisition of stock or assets (whether by private or open market purchase, a block trade, a tender or exchange offer or any other form of transaction) in each case with respect to or in any way involving the Company or any of its subsidiaries, or (iii) any recapitalization, restructuring, liquidation, dissolution or any other extraordinary transaction, in each case with respect to or in any way involving the Company or any of its subsidiaries;

(c)   initiate, or induce or attempt to induce any other person or group to initiate, (i) any transaction of the type referenced in either of the foregoing clauses (a) and (b) of this Section 10, (ii) any stockholder proposal regarding the Company or any of its subsidiaries or any board of directors, management, business, strategies, policies or affairs thereof (whether binding or precatory in nature), or (iii) the calling, holding or convening of a stockholders’ meeting of the Company for any purpose;

(d)    (i) seek or attempt to change, control or influence, or induce or attempt to induce any other person or group to seek or attempt to change, control or influence, the board of directors, management, business, strategies, policies or affairs of the Company or any of its subsidiaries, or (ii) seek or attempt, or induce or attempt to induce any other person or group to seek or attempt, to obtain representation on the board of directors of the Company or any of its subsidiaries, including in each case, without limitation, by means of a “solicitation” of “proxies” (as such terms are defined in Rule 14a-1 of Regulation 14A promulgated pursuant to Section 14 of the Exchange Act, disregarding clause (iv) of Rule 14a-1(l)(2) and including any otherwise exempt solicitation pursuant to Rule 14a-2(b)), contacting any person relating to any of the matters set forth in this Section 10 or seeking to influence, advise or direct the vote of any holder of voting securities of the Company or any of its subsidiaries;

(e)   contact, or enter into any discussions or arrangements with, any person or group who has filed, or will (within ten (10) days thereafter) be required to file, a statement containing the information required by Rule 13d-1 under the Exchange Act, concerning any of the matters set forth in this Section 10;

(f)   make any public announcement with respect to the restrictions of this Section 10, or take any action that might reasonably be expected to require the Company or its Representatives under applicable Law to make a public announcement regarding any of the matters referenced or described in this Section 10; or

(g)   advise, assist or encourage any other person or group (including serving as a financing source for any other person or group) in connection with any of the matters referenced or described in this Section 10.

The “Standstill Period” is the period commencing immediately after the execution of this letter agreement and ending (but only if Bidder is not at the time in violation of this Section 10) upon the earliest to occur of: (i) 11:59 p.m., Pacific time, on the date that Company’s annual report on Form 10-K (or any equivalent thereof or successor thereto) becomes publicly available; (ii) the date that any person other than Bidder or any of its affiliates has entered into a binding definitive agreement to acquire more than 50% of the outstanding voting securities of Company or assets of Company and its subsidiaries representing more than 50% of the consolidated earnings power of Company and its subsidiaries; or (iii) the date that Company files with the Securities and Exchange Commission a Schedule 14D-9 that does not recommend that Company’s stockholders reject a tender or exchange offer commenced by a third person other than Bidder or any of its affiliates that, if consummated, would result in such person’s acquisition of beneficial ownership of more than 50% of the outstanding voting securities of Company. For the avoidance of doubt, this Section 10 will not restrict Bidder from making any proposal regarding a Transaction directly to the board of directors of the Company on a confidential basis, but only if such proposal would not reasonably be expected to require Company, Bidder, or another person to make a public announcement or other public statement regarding this letter agreement, such proposal, a Transaction or any of the matters described in this Section 10. You hereby represent and warrant that, as of the date of this letter agreement, neither you nor any of your affiliates possess any economic interest, voting right or other right with respect to any security (including Derivative Securities) of Company or any of its subsidiaries.

11.   You hereby agree that, for a period of twelve (12) months from the date of this letter agreement, you will not, and you will direct your Representatives not to, directly or indirectly, solicit the employment or service of any member of the Company’s senior management with whom you have had first contact during your evaluation of a Transaction; provided, however, that this letter agreement will not prohibit or otherwise restrict you from (a) publishing general advertisements or making general public solicitations (including through a third-party recruiting firm) for employment for any position not specifically targeted at any members of the Company’s senior management or (b) hiring any member of the Company’s senior management who (i) responds to an advertisement or general solicitation that is not specifically targeted at any such person, (ii) initiates discussion regarding employment, without any direct or indirect solicitation by you or your Representatives, at any time following the occurrence of an event described in Sections 10 (ii) or (iii) hereof, (iii) has ceased to be an employee or service provider to Company for at least six (6) months prior to the commencement of employment discussions between you and such person or (iv) was already speaking to you or any of your Representatives regarding employment as of the date of this letter agreement.

12.   To the extent that any Confidential Information or Evaluation Materials may include material subject to the attorney-client privilege, work product doctrine or any other applicable privilege concerning pending or threatened legal or regulatory proceedings or governmental investigations, the parties hereto understand and agree that they have a commonality of interest with respect to such matters and it is their desire, intention and mutual understanding that the disclosure of such material is not intended to, and will not, waive or diminish in any way the confidentiality of such material or its continued protection under the attorney-client privilege, work product doctrine or other applicable privilege and any such Confidential Information and Evaluation Materials will remain entitled to all protection under these privileges, this letter agreement and the joint defense doctrine. Nothing in this letter agreement obligates any party hereto to reveal material subject to the attorney-client privilege, work product doctrine or any other applicable privilege, and in the event of an inadvertent disclosure of any materials which may have the effect of waiving any such privilege, the Receiving Party and its Representatives agree to destroy any such materials as promptly as practicable upon the request of the Disclosing Party or its Representatives.

13.   Nothing herein, nor any disclosure contemplated hereby, shall be deemed to transfer to the Receiving Party, any of its Representatives, or any other person any interest in, or confer in the Receiving Party or any other person any right (including, without limitation, intellectual property right) over, the Confidential Information of the Disclosing Party whatsoever beyond those interests and rights expressly provided for in this letter agreement. Disclosing Party and its Representatives expressly disclaim any duty (express or implied) to update, supplement or correct any Confidential Information of Disclosing Party disclosed under this letter agreement regardless of the circumstances.

14.   Receiving Party hereby acknowledges and agrees that, other than those representations and warranties that may be made to Receiving Party or its affiliates in a definitive written agreement with respect to a Transaction (when, as, and if executed, and subject to such limitations and restrictions as may be specified therein), none of Disclosing Party or any of its Representatives have made or makes, and Receiving Party and its Representatives has not relied upon and will not rely upon, any representation or warranty, express or implied, with respect to the business, operations, assets, financial performance, or prospects of the Disclosing Party or any of its subsidiaries, or any other matter, or as to the accuracy or completeness of any statement or information, including any Confidential Information of Disclosing Party or Evaluation Material derived therefrom. Receiving Party hereby agrees that, except as may be expressly set forth in such definitive written agreement, none of Disclosing Party or its Representatives will have any liability to Receiving Party hereto or any of its Representatives or any other person, including, without limitation, in contract, tort or under federal or state securities laws, relating to or resulting from the use or selection of any Confidential Information of Disclosing Party or Evaluation Material derived therefrom by Receiving Party or any of its Representatives or any errors therein or omissions therefrom, whether such Confidential Information or Evaluation Material is provided before or after entering into a definitive written agreement, and Receiving Party will not, and shall direct its Representatives not to, make any claims whatsoever with respect to or arising out of the Confidential Information of Disclosing Party or for any errors therein or omissions therefrom. Each party acknowledges and agrees that its determination to engage in a Transaction, if any, will be based solely on the terms of such definitive written agreement and on such party’s own investigation, analysis, and assessment of the other party and its affiliates.

15.   Each party hereto hereby agrees that, unless and until a definitive written agreement between the Company and Bidder (or their respective affiliates) with respect to a Transaction has been executed and delivered by each of the parties thereto, no party hereto will be under any legal obligation of any kind whatsoever with respect to a Transaction by virtue of this letter agreement or any written or oral expression with respect to a Transaction by any party hereto or any of its Representatives except, in the case of this letter agreement, for the matters specifically agreed to herein. Each party hereto hereby further acknowledges and agrees that (a) the other party or parties hereto shall have no obligation to authorize or pursue the Transaction, and (b) no party hereto has, as of the date hereof, authorized any Transaction. In addition, each party hereto acknowledges and agrees that the other party or parties hereto reserves the right, in its sole and absolute discretion, to reject any and all proposals made by such party or any of its Representatives with regard to a Transaction, to determine not to engage in discussions or negotiations and to terminate discussions and negotiations with such party or parties or with any other person at any time. You acknowledge and agree that the Company reserves the right to conduct, directly or through any of its Representatives, any process for any other transaction, if and as it in its sole discretion shall determine (including, without limitation, negotiating with any other interested parties and entering into a definitive agreement without prior notice to you or any other person).

16.   Each party hereto hereby agrees to direct its Representatives to comply with provisions of this letter agreement that apply to such party’s Representatives and restrain from prohibited and unauthorized disclosure or use of the Confidential Information, Evaluation Material or Transaction Information, and further agrees that it will be responsible and liable for any actions taken or omissions made by any of such party’s Representatives as if such actions were taken or such omissions made directly by such party hereto; provided, however, that any proceeding in respect of any such actions or omissions by any of such Representatives who are the affiliates, members, partners, directors, officers or employees of such party or its affiliates will be brought against such party only. The foregoing obligation shall not limit the remedies available to either party for any such breach of this letter agreement against any of the Representatives of the other party.

17.   This letter agreement and all obligations herein shall terminate on the earlier of (a) the first (1st) anniversary of the date of this letter agreement and (b) the date of entering into a definitive written agreement in respect of a Transaction; provided, however, that Sections 10 through 26, inclusive, shall survive any termination of this letter agreement; provided, further, that this provision shall not relieve any party from liability for any breach of this letter agreement prior to such termination.

18.   Each party hereto hereby acknowledges and agrees that the other party hereto will be entitled to seek equitable relief (including, without limitation, injunction and specific performance) as a remedy for any breach or threatened breach of the terms of this letter agreement, and in furtherance thereof each party hereto further agrees (a) not to raise as a defense thereof that money damages would be an adequate remedy at law for any such breach or threatened breach or that any such breach or threatened breach should be compensable by an award of money damages, and (b) to waive any requirements for the securing or posting of any bond in connection with such a remedy. Such remedies will not be deemed to be the exclusive remedies for a breach by a party or its Representatives of this letter agreement but shall be in addition to all other remedies available at law or equity to the other party.

19.   Except as expressly provided in this letter agreement or as may be contemplated by any definitive agreements, all costs and expenses incurred in connection with this letter agreement and the consideration, evaluation, negotiation and consummation by the parties of a Transaction, including, all fees of law firms, commercial banks, investment banks, accountants, public relations firms, experts and consultants, shall be paid by the party incurring such cost or expense.

20.   If any provision of this letter agreement is found to violate any statute, regulation, rule, order or decree of any governmental authority, court, agency or exchange, such invalidity shall not be deemed to affect any other provision hereof or the validity of the remainder of this letter agreement, and such invalid provision shall be deemed deleted herefrom to the minimum extent necessary to cure such violation.

21.   Each party hereby acknowledges and agrees that no failure or delay by the other party in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor will any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege hereunder.

22.   This letter agreement sets forth the entire agreement between Bidder and the Company regarding the subject matter hereof and supersedes all prior agreements, understandings, arrangements and discussions between Bidder and its Representatives and the Company and its Representatives regarding the subject matter hereof. This letter agreement will benefit and bind successors and assigns of Bidder and the Company. Any assignment of this letter agreement by either party hereto without the prior written consent of the other party will be void and of no effect; provided that a party may assign this letter agreement to an acquiror of such party or all or a majority of its voting securities or assets, without the consent of the other party. This letter agreement is intended to be for the benefit of each party hereto and its affiliates and Representatives.

23.   This letter agreement may only be amended, modified or waived by a written instrument signed by Bidder and the Company, which writing will only be effective to the extent that it expressly refers to the provision to be waived, modified or amended and sets forth the specific terms of such waiver, modification or amendment.

24.   This letter agreement, and all claims, causes of action (whether in contract, tort or statute) or other matter that may result from, arise out of, be in connection with or relating to this letter agreement or the negotiation, administration, performance, or enforcement of this letter agreement (collectively, “Relevant Matters”), is governed by, and construed in accordance with, the laws of the State of Delaware (including its statute of limitations) without regard to conflict of laws principles or other principle that would apply the laws of any other jurisdiction. Each party irrevocably submits to the jurisdiction of the Court of Chancery of the State of Delaware and any state appellate court therefrom within the State of Delaware (or, if the Court of Chancery of the State of Delaware declines to accept jurisdiction over a particular matter, any state or federal court within the State of Delaware) for purposes of any action, suit, or proceeding resulting from, arising out of, that is in connection with, or relating to any Relevant Matter. Each party irrevocably and unconditionally waives (and agrees not to plead or claim) any objection to the laying of venue of any such action, suit or proceeding in the Court of Chancery of the State of Delaware and any state appellate court therefrom within the State of Delaware (or, if the Court of Chancery of the State of Delaware declines to accept jurisdiction over a particular matter, any state or federal court within the State of Delaware) or that any such action, suit or proceeding brought in any such court has been brought in an inconvenient forum. EACH PARTY HERETO IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, SUIT, OR PROCEEDING RESULTING FROM, ARISING OUT OF, THAT IS IN CONNECTION WITH, OR RELATING TO ANY RELEVANT MATTER.

25.   This letter agreement also applies to any Confidential Information accessed through the Company’s electronic data room and supersedes any “click through” acknowledgement or agreement associated with any such electronic data room.

26.   This letter agreement may be signed by facsimile or other electronic method and in one or more counterparts, each of which shall be deemed an original but all of which shall be deemed to constitute a single instrument.

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If you are in agreement with the foregoing, please so indicate by signing and returning one copy of this letter agreement, whereupon this letter agreement will constitute our binding agreement with respect to the subject matter hereof.

Very truly yours,

URGENT.LY INC.

By:	/s/ Matthew Booth
Name: Matthew Booth
Title: Chief Executive Officer

CONFIRMED, ACCEPTED AND AGREED:

AGERO, INC.

By:	/s/ Peter Necheles
Name: Peter Necheles
Title: SVP, Chief Legal Officer

[Signature Page to Non-Disclosure Agreement]